Exhibit 2.23

BUSINESS SERVICES AGREEMENT

BETWEEN

PALM, INC.

AND

PALMSOURCE, INC.

Effective as of December 3, 2001

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

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BUSINESS SERVICES AGREEMENT

This Business Services Agreement (the “Agreement”) is executed on May 9, 2002 and made effective as of December 3, 2001 (the “Effective Date”), between Palm Inc., a Delaware corporation (“Palm”), having an office at 5470 Great America Parkway, Santa Clara, CA 95054 and PalmSource, Inc., a Delaware corporation (“PalmSource”), having an office at 5470 Great America Parkway, Santa Clara, California, 95054.

RECITALS

WHEREAS, the Board of Directors of Palm has determined that it is in the best interest of Palm and its stockholders to separate Palm’s existing businesses into two independent businesses and have the current business of the Palm platform solutions group conducted through a wholly-owned subsidiary;

WHEREAS, as part of the foregoing, Palm and PalmSource have entered into a Master Separation Agreement (as defined below), which provides for, among other things, the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing; and

WHEREAS, also as part of the foregoing, the parties further desire to enter into this Agreement for Palm to provide certain business services to PalmSource.

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, the following capitalized terms are defined in this Article 1 and shall have the meaning specified herein:

1.1 ADDITIONAL SERVICES. “Additional Services” has the meaning set forth in Section 3.5.

1.2 ANCILLARY AGREEMENTS. “Ancillary Agreements” has the meaning set forth in the Master Separation Agreement.

1.3 IMPRACTICABLE. “Impracticable” has the meaning set forth in Section 3.3.

1.4 LOCALIZED VERSION. “Localized Version” means localized versions of the Software.

1.5 MASTER CONFIDENTIAL DISCLOSURE AGREEMENT. “Master Confidential Disclosure Agreement” means that certain Master Confidential Disclosure Agreement between Palm and PalmSource.

1.6 MASTER SEPARATION AGREEMENT. “Master Separation Agreement” means that certain Master Separation Agreement between Palm and PalmSource.

1.7 PERSON. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency or political subdivision thereof.

1.8 SEPARATION DATE. “Separation Date” means 12:01 a.m., Pacific Time, December 3, 2001, or such other date as may be fixed by the Board of Directors of Palm.

1.9 SERVICE(S). “Service(s)” has the meaning set forth in Section 3.1.

1.10 SERVICE LEVEL AGREEMENT. “Service Level Agreement” has the meaning set forth in Article 2.

1.11 SOFTWARE. “Software” means Palm’s software program(s), in object code only, listed and described in the relevant Service Level Agreement.

1.12 SUBSIDIARY. “Subsidiary” of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person. For purposes of this Agreement, PalmSource shall be deemed not to be a subsidiary of Palm.

ARTICLE 2

SERVICE LEVEL AGREEMENTS

This Agreement will govern individual business services as requested by PalmSource and provided by Palm, the details of which are set forth in the Service Level Agreements attached to this Agreement. Each Service shall be covered by this Agreement upon execution of a service level agreement in the form attached hereto (each service level agreement, a “Service Level Agreement”). For each Service, the parties shall set forth, among other things, the time period during which the Service will be provided if different from the term of this Agreement determined pursuant to Article 4 hereof, a summary of the Service to be provided; a description of the Service; and the estimated charge, if any, for the Service and any other terms applicable thereto on the Service Level Agreement. Obligations regarding each Service Level

Agreement shall be effective upon execution of this Agreement. This Agreement and all the Service Level Agreements shall be defined as the “Agreement” and incorporated herein wherever reference to it is made.

ARTICLE 3

SERVICES

3.1 SERVICES GENERALLY. Except as otherwise provided herein, for the term determined pursuant to Article 4 hereof, Palm shall provide or cause to be provided to PalmSource the service(s) described in the Service Level Agreement(s) attached hereto. The service(s) described on a single Service Level Agreement shall be referred to herein as a “Service.” Collectively, the services described on all the Service Level Agreements (including Additional Services) shall be referred to herein as “Services.”

3.2 SERVICE BOUNDARIES. Except as provided in a Service Level Agreement for a specific Service: (i) Palm shall be required to provide the Services only to the extent and only at the locations such Services are being provided by Palm for PalmSource immediately prior to the Effective Date; and (ii) the Services will be available only for purposes of conducting the business of PalmSource substantially in the manner it was conducted prior to the Effective Date.

3.3 IMPRACTICABILITY. Palm shall not be required to provide any Service to the extent the performance of such Service becomes “Impracticable” as a result of a cause or causes outside the reasonable control of Palm including unfeasible technological requirements, or to the extent the performance of such Services would require Palm to violate any applicable laws, rules or regulations or would result in the breach of any software license or other applicable contract.

3.4 ADDITIONAL RESOURCES. Except as provided in a Service Level Agreement for a specific Service, in providing the Services, Palm shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of PalmSource’s data to PalmSource or any alternate supplier of Services.

3.5 ADDITIONAL SERVICES. From time to time after the Effective Date, the parties may identify additional services that one party will provide to the other party in accordance with the terms of this Agreement (the “Additional Services”). Accordingly, the parties shall execute additional Service Level Agreements for such Additional Services pursuant to Article 2.

3.6 OBLIGATIONS AS TO ADDITIONAL SERVICES. Except as set forth in the next sentence, Palm shall be obligated to perform, at a charge mutually agreed consistent with the principles set forth in Section 5.1, any Additional Service that: (a) was provided by Palm immediately prior to the Separation Date and that PalmSource reasonably believes was inadvertently or unintentionally omitted from the list of Services, or (b) is essential to effectuate an orderly transition under the Master Separation Agreement unless such performance would significantly disrupt Palm’s operations or materially increase the scope of its responsibility under this Agreement. If Palm reasonably believes the performance of Additional Services required under subparagraphs (a) or (b) would significantly disrupt its operations or materially increase the scope of its responsibility under this Agreement, Palm and PalmSource shall negotiate in good faith to establish terms under which Palm can provide such Additional Services, but Palm shall not be obligated to provide such Additional Services if, following good faith negotiation, it is unable to reach agreement on such terms.

ARTICLE 4

TERM

The term of this Agreement shall commence on the Effective Date and shall remain in effect until one (1) year after the Effective Date (the “Expiration Date”), unless earlier terminated under Article 7. This Agreement may be extended by the parties in writing, either in whole or with respect to one or more of the Services; provided, however, that such extension shall only apply to the Services for which the Agreement was extended. The parties shall be deemed to have extended this Agreement with respect to a specific Service if the Service Level Agreement for such Service specifies a completion date beyond the aforementioned Expiration Date. The parties may agree on an earlier expiration date respecting a specific Service by specifying such date on the Service Level Agreement for that Service. Services shall be provided up to and including the date set forth in the applicable Service Level Agreement, subject to earlier termination as provided herein.

ARTICLE 5

COMPENSATION

5.1 CHARGES FOR SERVICES. PalmSource shall pay Palm the charges, if any, set forth on the Service Level Agreements for each of the Services listed therein as adjusted, from time to time, in accordance with the processes and procedures established under Section 5.4 and Section 5.5 hereof. However, if PalmSource becomes an externally separate company prior to the termination of this Agreement, the charges for Services shall change whereby PalmSource shall pay Palm the direct and indirect costs of providing the Services plus five percent (5%). The parties also intend for charges to be easy to administer and justify and, therefore, they hereby acknowledge it may be counterproductive to try to recover every cost, charge or expense, particularly those that are insignificant or de minimus. The parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any, set forth on a Service Level Agreement for a particular Service; provided, however, that the incurrence of charges in excess of any such estimate on such Service Level Agreement shall not justify stopping the provision of, or payment for, Services under this Agreement.

5.2 PAYMENT TERMS. Palm shall bill PalmSource monthly for all charges pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Should PalmSource become an externally separate company,

PalmSource shall pay Palm for all Services provided hereunder within forty-five (45) days after receipt of an invoice therefor. Late payments shall bear annual interest at the lesser of twelve percent (12%) or the maximum rate allowed by law.

5.3 PERFORMANCE UNDER ANCILLARY AGREEMENTS. Notwithstanding anything to the contrary contained herein, PalmSource shall not be charged under this Agreement for any obligations that are specifically required to be performed under the Master Separation Agreement or any other Ancillary Agreement and any such other obligations shall be performed and charged for (if applicable) in accordance with the terms of the Master Separation Agreement or such other Ancillary Agreement.

5.4 ERROR CORRECTION; TRUE-UPS; ACCOUNTING. The parties shall reasonably agree on a process and procedure for conducting internal audits and making adjustments to charges as a result of the movement of employees and functions between parties, the discovery of errors or omissions in charges, as well as a true-up of amounts owed. In no event shall such processes and procedures extend beyond two (2) years after completion of a Service.

5.5 PRICING ADJUSTMENTS. While PalmSource is a wholly owned subsidiary of Palm, PalmSource shall be charged for Services based on internal cost allocation. Should PalmSource become an externally separate company prior to the termination of this Agreement, the fees for Services will change pursuant to Section 5.1, and the parties will maintain arm’s-length pricing. In the event of a tax audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arm’s length payment, as determined under internationally accepted arm’s length standards, then the parties, including any Palm subcontractor providing Services hereunder, may agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arm’s length pricing. Any adjustment made pursuant to this Section 5.5 at any time during the term of this Agreement or after termination of this Agreement shall be reflected in the parties’ legal books and records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be paid in the manner specified in Section 5.2, or shall create a credit against amounts owed under this Agreement.

ARTICLE 6

GENERAL OBLIGATIONS; STANDARD OF CARE

6.1 PERFORMANCE METRICS: PALM. Subject to Sections 3.4 and any other terms and conditions of this Agreement, Palm shall be in alignment with Palm’s overall workforce strategy and Palm will keep sufficient resources to maintain the mutually agreed to service levels for Services. Specific performance metrics for Palm for a specific Service may be set forth in the corresponding Service Level Agreement. Where none is set forth, Palm shall use reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect before the Effective Date and shall exercise the same priority, care and skill as it exercises in performing similar services for itself. If a workforce reduction takes place during the time that Palm is providing Services for PalmSource, PalmSource will receive the same charges and service levels as Palm. With a reduced workforce, Service and response times may be less than when Services were originally implemented. In any event, the service levels and response times will not differ from those of Palm.

6.2 DISCLAIMER OF WARRANTIES. PALM MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES, SOFTWARE OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

6.3 PERFORMANCE METRICS: PALMSOURCE. Specific performance metrics for PalmSource for a specific Service may be set forth in the corresponding Service Level Agreement. Where none is set forth, PalmSource shall use reasonable efforts, in connection with receiving Services, to follow the policies, procedures and practices in effect before the Effective Date including providing information and documentation sufficient for Palm to perform the Services as they were performed before the Effective Date and making available, as reasonably requested by Palm, sufficient resources and timely decisions, approvals and acceptances in order that Palm may accomplish its obligations hereunder in a timely manner.

6.4 TRANSITIONAL NATURE OF SERVICES; CHANGES. The parties acknowledge the business nature of the Services and that Palm may make changes from time to time in the manner of performing the Services if Palm is making similar changes in performing similar services for itself and if Palm furnishes to PalmSource forty-five (45) days written notice regarding any such material changes and related charges.

6.5 RESPONSIBILITY FOR ERRORS; DELAYS. Palm’s sole responsibility to PalmSource:

(a) for errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to PalmSource; provided, PalmSource must promptly advise Palm of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 6.1; and

(b) for failure to deliver any Service because of Impracticability, shall be to use reasonable efforts, subject to Section 3.3, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

6.6 GOOD FAITH COOPERATION; CONSENTS. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder (including by way of example, not by way of limitation, rights to use third party software needed for the performance of Services). The costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by PalmSource. The parties will maintain in accordance with its standard document retention procedures, documentation supporting the information relevant to cost calculations contained in the Service Level Agreements and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

6.7 ALTERNATIVES. If Palm reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 6.6 or because of Impracticability, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the parties, Palm shall use reasonable efforts, subject to Section 3.3 and Section 3.4, to continue providing the Service. To the extent an agreed upon alternative approach requires payment above and beyond that which is included in Palm’s charge for the Service in question, the parties shall share equally in making any such payment unless they otherwise agree in writing.

ARTICLE 7

TERMINATION

7.1 TERMINATION. PalmSource may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided to PalmSource hereunder, for any reason or for no reason, at any time upon forty-five (45) days prior written notice to Palm. If any charges are due as a result of terminating a Service that was provided solely for PalmSource then these direct termination costs will be passed on to PalmSource for payment. Notice of termination shall be sent to the Palm department providing the Service, as well as to the Palm legal department. In addition, subject to the provisions of Article 15 below, either party may terminate this Agreement with respect to a specific Service if the other party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within thirty (30) days after being given notice of the breach; provided, however, that the non-terminating party may request that the parties engage in a dispute resolution negotiation as specified in Article 15 below prior to termination for breach. Upon such termination, any Confidential Information relating to the specific Service(s) terminated and any Confidential Information initially provided pursuant to the Service(s), shall be returned to the Disclosing Party.

7.2 SURVIVAL. Sections 1.1-1.12, 5.2, 5.4, 5.5, 6.2, 6.5, 7.2, 8, 10.2, 10.3, 11.2, 11.3, 11.4, and 12-16 will survive the expiration or termination of this Agreement for any reason. Notwithstanding the foregoing, in the event of any expiration or termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

7.3 USER IDS, PASSWORDS. The parties shall use good faith efforts at the termination or expiration of this Agreement or any specific Service hereto to ensure that all applicable user IDs and passwords are canceled.

ARTICLE 8

RELATIONSHIP BETWEEN THE PARTIES

The relationship between the parties established under this Agreement is that of independent contractors and neither party is an employee, agent, partner, or joint venturer of or with the other. Palm will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its personnel’s performance of Services under this Agreement. PalmSource agrees to grant Palm personnel access to sites, systems and information (subject to the provisions of confidentiality in Article 12 below) as necessary for Palm to perform its obligations hereunder. Palm personnel agree to obey any and all security regulations and other published policies of PalmSource.

ARTICLE 9

SUBCONTRACTORS

Palm may engage a “Subcontractor” to perform all or any portion of Palm’s duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Article 12 regarding confidentiality below, and provided further that Palm remains responsible for the performance of such Subcontractor. As used in this Agreement, “Subcontractor” will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

ARTICLE 10

INTELLECTUAL PROPERTY

10.1 ALLOCATION OF RIGHTS BY ANCILLARY AGREEMENTS. This Agreement and the performance of this Agreement will not affect the ownership of any copyrights or other intellectual property rights allocated in the Ancillary Agreements.

10.2 EXISTING OWNERSHIP RIGHTS UNAFFECTED. Neither party will gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.

10.3 OWNERSHIP OF DEVELOPED WORKS. Except as set forth in Section 10.2, Palm will own all copyrights, patents, trade secrets, trademarks and other intellectual property rights subsisting in the Software Deliverables (as defined in Section 11.1 below) and other works developed by Palm for purposes of this Agreement.

10.4 LICENSE TO PREEXISTING WORKS. PalmSource grants Palm a non-exclusive, worldwide, royalty-free license to use, copy, and make derivative works of, distribute, display, perform and transmit PalmSource’s pre-existing copyrighted works or other intellectual property rights solely to the extent necessary to perform its obligations under this Agreement.

ARTICLE 11

SOFTWARE LICENSE

11.1 SOFTWARE DELIVERABLE/LICENSE. Unless otherwise agreed by the parties under the Ancillary Agreements or any separate license or technology agreement, if Palm supplies PalmSource with a deliverable that in whole or in part consists of software, firmware, or other computer code (referred to as a “Software Deliverable”) as indicated in a Service Level Agreement, such Software Deliverables will be supplied in object code form only and will be subject to the terms of this Article 11. In the event that such Software Deliverables are licensed to Palm by third parties, PalmSource agrees to be bound by any different or additional conditions that are required by such third parties and are communicated in writing by Palm to PalmSource.

11.2 RESTRICTIONS; NOTICES; TECHNICAL ASSISTANCE.

(a) RESTRICTIONS. PalmSource shall not itself, or through any Subsidiary, affiliate, agent or third party: (a) sell, lease, license or sublicense the Software, or the Documentation; (b) decompile, disassemble, or reverse engineer the Software, in whole or in part, except to the extent such restriction is prohibited by applicable law; (c) allow access to the Software by any user other than PalmSource; (d) write or develop any derivative software or any other software program based upon the Software; (e) use the Software to provide processing services to third parties, or (f) otherwise use the Software on a “service bureau” basis; or provide, disclose, divulge or make available to, or permit use of the Software by any third party without Palm’s prior written consent.

(b) COPYRIGHT NOTICES. PalmSource agrees that it will not remove any copyright notices, proprietary markings, trademarks or trade names from the Software or Documentation.

(c) TECHNICAL ASSISTANCE AND TRAINING. Palm agrees to provide technical assistance and training to PalmSource personnel only if such assistance is set forth in the relevant Service Level Agreement.

11.3 AS-IS WARRANTY.

(a) AS-IS WARRANTY. THE SOFTWARE PROVIDED HEREUNDER IS LICENSED ON AN “AS-IS” BASIS ONLY, WITHOUT ANY EXPRESS WARRANTIES OF ANY KIND.

(b) IMPLIED WARRANTY DISCLAIMER. PALM MAKES NO WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE SOFTWARE (INCLUDING DOCUMENTATION), ITS MERCHANTABILITY OR ITS FITNESS FOR ANY PARTICULAR PURPOSE.

11.4 MISCELLANEOUS.

(a) NO OBLIGATIONS. NEITHER PARTY ASSUMES ANY RESPONSIBILITY OR OBLIGATIONS WHATEVER, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES

(b) NON-RESTRICTIVE RELATIONSHIP. Nothing in this Agreement will be construed to preclude PalmSource from independently developing, acquiring or marketing computer software packages which may perform the same or similar functions as the Software provided by Palm.

ARTICLE 12

CONFIDENTIALITY

The terms of the Master Confidential Disclosure Agreement between the parties shall apply to any Confidential Information (as defined therein) which is the subject matter of this Agreement.

ARTICLE 13

LIMITATION OF LIABILITY

NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, AND UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT. THE FOREGOING LIMITATION WILL NOT LIMIT PALM’S OBLIGATIONS WITH RESPECT TO PAYMENT OF DAMAGES OF ANY KIND INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY CLAIM UNDER ANY INDEMNITY OR INFRINGEMENT DEFENSE PROVISIONS SPECIFIED HEREIN.

ARTICLE 14

FORCE MAJEURE

Each party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of PalmSource to make payments to Palm pursuant to Article 5 hereof for Services rendered, if such failure or delay is caused by Force Majeure. “Force Majeure” means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

ARTICLE 15

DISPUTE RESOLUTION

15.1 MEDIATION. If a dispute, controversy or claim (“Dispute”) arises between the parties relating to the interpretation or performance of this Agreement or the Ancillary Agreements, or the grounds for the termination hereof, appropriate senior executives (e.g. director or vice president level) of each party who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible. If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either party wishes to pursue its rights relating to such Dispute, then the Dispute will be mediated by a mutually acceptable mediator appointed pursuant to the mediation rules of JAMS/Endispute within thirty (30) days after written notice by one party to the other demanding non-binding mediation. Neither party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. Both parties will share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorney’s fees, witness fees, travel expenses, and preparation costs. The parties may also agree to replace mediation with some other form of non-binding or binding Alternative Dispute Resolution (“ADR”).

15.2 ARBITRATION. Any Dispute which the parties cannot resolve through mediation within ninety (90) days of the Dispute Resolution Commencement Date, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”), by three (3) arbitrators in Santa Clara County, California. Such arbitrators shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys’ and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either party.

15.3 COURT ACTION. Any Dispute regarding the following is not required to be negotiated, mediated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such court action is pending.

15.4 CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article 15 with respect to all matters not subject to such dispute, controversy or claim.

15.5 RESOLUTION BY PALMSOURCE COMMITTEE. Notwithstanding the foregoing, while PalmSource remains a wholly-owned subsidiary (excluding shares issued pursuant to PalmSource equity plans to officers, directors, employees and consultants of PalmSource), if, pursuant to Section 15.1, the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either party wishes to pursue its rights relating to such Dispute, then in lieu of mediation or subsequent remedy contemplated by Section 15.2-15.3, the Dispute will be submitted to the PalmSource Committee for resolution (which committee shall consist of the CEO of Palm, the CEO of PalmSource and the Chairman of the Board of Palm, or such other composition as is mutually acceptable to Palm and PalmSource).

ARTICLE 16

MISCELLANEOUS

16.1 ENTIRE AGREEMENT. This Agreement, the Master Separation Agreement and the other Ancillary Agreements and the Exhibits and Schedules (including Service Level Agreements) referenced or attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

16.2 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United States District Court for the Northern

District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Article 15 above.

16.3 DESCRIPTIVE HEADINGS. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

16.4 NOTICES. Notices, offers, requests, or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

If to Palm :

Palm, Inc.

5470 Great America Parkway

Santa Clara, California 95054

Attention: General Counsel

If to PalmSource:

PalmSource, Inc.

5470 Great America Parkway

Santa Clara, California 95054

Attention: Chief Executive Officer

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

16.5 NONASSIGNABILITY. Except as specifically permitted under Article 9 above, neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party’s prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing, each party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such party. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

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16.6 SEVERABILITY. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

16.7 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

16.8 AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

16.9 COUNTERPARTS. This Agreement, including the Ancillary Agreements and the Exhibits and Schedules hereto and thereto and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

WHEREFORE, the parties have signed this Business Services Agreement effective as of the Effective Date.

PALM, INC.		PALMSOURCE, INC.

By:	/s/ JUDY BRUNER	By:	/s/ DAVID NAGEL
Name:	Judy Bruner	Name:	David Nagel
Title:	Chief Financial Officer	Title:	Chief Executive Officer